Exhibit 10.3

SHAREHOLDER AGREEMENT

VME PROCESS, INC.

This Shareholder Agreement (this "Agreement") is entered into effective as of March 1, 2003, by and among VME PROCESS, INC., a Texas corporation (the "Company"), the shareholders of the Company listed on Exhibit "A" attached hereto, the spouses of such shareholders, and any persons who subsequently become parties to this Agreement pursuant to the terms hereof.

ARTICLE 1.

NATURE AND PURPOSES OF AGREEMENT

In an attempt to secure continuity and stability of policy and management of the Company, it is in the best interests of all parties to this Agreement to restrict the transfer of Shares under certain circumstances, to preserve the closely-held nature of the Shares and to establish a plan for the purchase of Shares upon a shareholder’s bankruptcy, divorce, creditor lien, death (including the death of a shareholder's spouse) or other event as may be specifically set forth herein.

Therefore, for and in consideration of the premises and mutual and dependent promises contained in this Agreement, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

ARTICLE 2.

DEFINITIONS

2.1      Defined Terms. As used in this Agreement, each parenthetically or otherwise defined capitalized term in other Articles or Sections of this Agreement shall have the meaning so ascribed to it, and each of the following terms shall have the meaning ascribed to it in this Article 2 regardless of whether such term is parenthetically defined in the opening paragraph of this Agreement:

“Agreement” means this Shareholder Agreement as it may hereafter be amended or restated from time to time.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or a day that is a legal holiday in Tyler, Texas.

"Buy-Out Offer" means an offer made by any Person who is not then a Shareholder to purchase for cash all but not less than all then issued and outstanding Shares at a price per Share that is greater than or equal to the price per Share determined in accordance with Section 8.1.

"Buy-Out Offeror" means the Person who makes a Buy-Out Offer.

“Commencement Date” means March 1, 2003, the effective date of this Agreement.

“Common Stock” means the common stock, $.10 par value per share, of the Company authorized by the Company's Articles of Incorporation, as may be amended or restated from time to time.

“Company” means VME PROCESS, INC., a Texas corporation.

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“Controlling Interest” means, at any time, one or more Shareholders who, at such time, own of record and beneficially more than one-half of the Shares.

“Employee Shareholders” means every Shareholder that is not a Passive Shareholder, a Founder Shareholder or a Venture Capital Shareholder.

“Founder Shareholders” means MICHAEL D. THOMAS.

“Immediate Family” means parents, siblings, spouse during marriage and not incident to divorce, lineal descendants (including those by adoption) and spouses of lineal descendants.

“Initial Public Offering” means an underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offering and sale of shares of Common Stock at a price per share equal to or greater than $5.00 and in which gross proceeds exceed $10.0 million for the account of the issuer.

“Offer Notice” means with respect to a proposed Voluntary Transfer to be made by a Shareholder, a written notice provided by such Shareholder of the terms, conditions and other information relating to the proposed Voluntary Transfer, including the name and notice address of the Shareholder proposing to make such Voluntary Transfer; the number of Shares that such Shareholder owns; the number of Shares that such Shareholder proposes to Transfer; a conformed copy of the proposed transferee’s offer to purchase; the proposed transferee's name and notice address; the price per Share that the proposed transferee will pay; how the proposed transferee determined the purchase price per Share; the terms and conditions of payment to be made by the proposed transferee; and any other agreements, documents or instruments relating to the proposed Voluntary Transfer. Notwithstanding the date thereof, no Offer Notice will be effective, and time periods set forth herein will not begin to run, until that Offer Notice is deemed given in accordance with Section 10.2 of this Agreement to all parties entitled to receive such Offer Notice.

“Permitted Transferee” means any of the Persons listed in Section 4.1.

“Person” means an individual, a corporation, a limited liability company, a trust, a partnership, a joint stock association, a business trust or a government or agency or subdivision thereof, and shall include the singular and the plural.

“Personal Representative” means the executor, administrator, guardian or conservator of the estate of a Shareholder or his Spouse in the event of his death or incapacity. ..

“Pro Rata” means, with respect to any Shareholder, the number of Shares owned by such Shareholder divided by the total number of Shares owned by the Remaining Shareholders.

“Remaining Shareholders” means, with respect to any specific event or transaction, all of the Shareholders other than the Shareholder or Shareholders that are the subject of such event or transaction.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder” means, at any time, any Person who is or becomes a party to this Agreement pursuant to the terms hereof and at such time owns Shares.

“Shares” means issued and outstanding shares of the Common Stock excluding treasury shares. All references to Shares owned by a Shareholder include the community interest, if any, of the Spouse of that Shareholder.

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“Spouse” means the spouse by marriage of an individual Shareholder.

“Spousal Interest” means any interest in the Shares owned or claimed by Spouse pursuant to community property laws, gift, inheritance, partition or otherwise.

“Successors” means, with respect to any deceased individual who owned any Shares at his death, (i) such deceased individual's heirs or legatees then owning title to such deceased individual's Shares or the deceased individual's Personal Representative, as the case may be, and (ii) the deceased individual's surviving Spouse, to the extent such Spouse owns a community interest in the deceased individual's Shares.

“Third Party Offer” means a bona fide offer from a Person (other than the Company) to purchase or otherwise acquire Shares from a Shareholder.

“Third Party Offeror” means a Person that makes a Third Party Offer.

“Transfer” means (i) when used as a noun, any direct or indirect sale, assignment, gift, devise, pledge, hypothecation or other encumbrance, or any other disposition of Shares (or any interest in or voting power of Shares) either voluntarily or by operation of law and (ii) when used as a verb, the act of directly or indirectly selling, assigning, granting by gift, devising, pledging, hypothecating, or otherwise encumbering or disposing of Shares (or any interest in or voting power of Shares) either voluntarily or by operation of law. In connection with the use of the term "Transfer," the following terms shall have the meanings indicated below:

“Involuntary Transfer” means, with respect to any Shares, any Transfer of such Shares other than a Voluntary Transfer of such Shares. Examples of an "Involuntary Transfer" include an attachment, seizure, or sheriffs sale in connection with the perfection of a judgment lien, sequestration, appointment of a guardian or ward for the estate of a mentally incompetent individual, the filing of a petition or transfer in bankruptcy, an award of property to a Spouse pursuant to a divorce decree and a Transfer at Death.

“Transfer at Death” means, with respect to any Shares owned by an individual, the Transfer of such Shares to such individual's heirs, devisees or legatees at the death of such individual, whether such Shares pass by the laws of intestate succession, the terms of a Last Will and Testament or pursuant to the marital property laws of any state.

“Transfer by Gift” means, with respect to any Shares, a Voluntary Transfer of all or any portion of the transferor's interest in such Shares to or for the benefit of a charitable organization or a natural object of the transferor's bounty for less than adequate consideration, but specifically excluding any Transfer at Death.

“Transfer by Sale” means, with respect to any Shares, a Voluntary Transfer to another Person of all or any portion of the Transferor’s interest in such Shares for adequate consideration in money or property.

“Voluntary Transfer” means, with respect to any Shares, a Transfer of any interest in such Shares by the free and voluntary act of the transferor (other than a Transfer of such Shares resulting from the filing of a petition in bankruptcy), Transfers by Gift, Transfers by Sales and voluntary pledges.

“Venture Capital Shareholder” means (No Venture Capital Shareholder exists in the Company.)

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2.2      Additional Defined Terms. Each of the capitalized terms shown below is defined in the Section of the Agreement indicated below:

Defined Term	Cross Reference (Section)

Aggressive Payment Terms	8.2(a)
Buy-Out Notice	5.3(b)
Call Closing Effective Date	5.1(a)
Call Notice	5.1
Call Option	5.1
Callable Shareholder	5.2(a)
Called Percentage	5.1(c)
Conservative Payment Terms	8.2(b)
Confidential Information	14.1
Co-Sale Notice	5.4(c)
Co-Sale Offer	5.4(a)
Electing Participating Shareholders	5.4(d)
Full Number	5.1(d)
Mandatory Purchase Price	5.5
Notifying Shareholder	5.3(b)
Offer	3.3(a)
Offeree	5.5
Offered Securities	3.8
Offeror	5.5
Part Time Employee	5.2(c)
Participating Shareholder	5.4(b)
Passive Shareholder	5.2(b)
Push/Pull Offer	5.5
Recipient	3.2
Requesting Shareholder	3.8
Sale Notice	5.4(b)

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ARTICLE 3.

TRANSFER RESTRICTIONS GENERALLY

3.1      Shareholder Agreement. Each Shareholder and Spouse covenants and agrees that he shall not Transfer or permit to be Transferred all or any portion of the Shares now owned or subsequently acquired by him, except in accordance with and subject to the terms and conditions of this Agreement. A counterpart of this Agreement shall be maintained by the Company at its principal place of business.

3.2      New Shareholders. Notwithstanding any other provision of this Agreement, no Shares ) shall be issued or Transferred to any Person who is not a party to this Agreement. As a condition precedent to the acquisition of Shares by any Person (herein called a ''Recipient"), whether by new issuance from the Company or by Transfer from a Shareholder, each Shareholder authorizes and directs the Company, prior to Transferring or issuing Shares to any Recipient, to execute, on its behalf and as agent for each Shareholder and Spouse, with that Recipient and, if applicable, that Recipient’s spouse, an adoption agreement in substantially the same form attached hereto as Exhibit 3.2 pursuant to which he or they agree to be bound by this Agreement. By executing the adoption agreement, that Recipient and that Recipient’s spouse agree and consent for themselves and for their respective successors, successors in interest, heirs, legatees, devisees and legal representatives to be bound by the terms and conditions of this Agreement. Upon execution of the adoption agreement, that Recipient and that Recipient's spouse shall become a "Shareholder" and a "Spouse" for all purposes of this Agreement. The Company shall promptly deliver to each Shareholder a conformed copy of each executed adoption agreement, and attach each executed adoption agreement to the Company's copy of this Agreement.

3.3       Voluntary Transfer Restrictions. Except for a Voluntary Transfer made to the Company or pursuant to the provisions of Article 4 and Article 5, any proposed Voluntary Transfer of any Shares by a Shareholder shall be subject to the following provisions:

(a)      Prior to such Voluntary Transfer, such Shareholder shall first send an Offer Notice to the Company and the Remaining Shareholders describing such Voluntary Transfer (the “Offer”). If any of the terms of the proposed Voluntary Transfer should change after the delivery of an Offer Notice, then such Shareholder shall be required to promptly notify the Company of such changes, and such subsequent notice shall constitute a new Offer Notice for purposes of this Section 3.3(a).

(b)      For a period of 60 days after the date of the delivery of the Offer Notice to the Company, the Company shall have the right to elect to purchase all or any portion of the Shares that are the subject of the Offer for a per Share price equal to the lesser of (i) the offering price per Share specified in the Offer Notice for the Offer or (ii) the purchase price per Share determined pursuant to Section 8.1. The purchase price for such Shares to be redeemed by the Company pursuant to acceptance of the Offer shall be payable in accordance with the Conservative Payment Terms.

(c)      If the Voluntary Transfer is for consideration, the Company shall have the right to purchase all of the Shares to be transferred on terms identical to the terms of the Offer Notice (or a sum of money equal in value to the total consideration to be paid). If a portion of the consideration consists of property other than cash, in determining the value of the total consideration, such property shall be given its fair market value as of the time the Company exercises its right to purchase the Shares subject to the Offer.

(d)      If the Company rejects the Offer, the Remaining Shareholders shall have the remainder of the Company’s 60-day period, plus 10 additional days, or 70 days from the date of the delivery of the Offer Notice to the Company and the Remaining Shareholders, to accept or reject the Offer in writing. Each Remaining Shareholder’s response to the Offer shall specify the maximum number of Shares he would be willing to purchase. If any Remaining Shareholder accepts the Offer, the acceptance arrangements and purchase price shall be as described in Section 3.3(b). If more than one Remaining Shareholder accepts the Offer, each Remaining Shareholder who accepts the Offer shall be entitled to purchase that portion of the Shares to be sold as is equal to a percentage determined by dividing (i) the number of Shares owned by such Remaining Shareholder, by (ii) the number of Shares owned by all Remaining Shareholders who accept the Offer.

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(e)      If the Company and the Remaining Shareholders do not accept the Offer to purchase all of such Shares that are the subject of the Offer by the expiration of the foregoing time periods or, if prior to such time periods, the Company and the Remaining Shareholders reject the Offer in writing, then such Shareholder shall be entitled to sell such remaining Shares strictly in accordance with the terms contained in the Offer Notice.

3.4      Transfer by Pledge. No Shares shall be pledged or otherwise voluntarily encumbered by any Shareholder unless the Board approves the pledge by a two-thirds vote of its members. The Board shall have sole discretion to allow any Shares to be pledged for any purpose. If, for any reason, any pledged Shares are foreclosed upon, the foreclosure shall be considered an Involuntary Transfer and the provisions of Section 6.1 shall govern.

3.5      Credit Agreement. Notwithstanding any other provision of this Agreement, a Transfer of Shares shall not be permitted if, in the Company's reasonable judgment (as evidenced conclusively by a resolution of the Board), that Voluntary Transfer would cause an event of default under any credit agreement or loan agreement to which the Company is a party as a borrower, and the lender in the credit agreement or loan agreement has not waived the default that would result from the proposed Transfer.

3.6      Securities Laws Compliance. Prior to any Transfer of Shares, the Company may require that the transferring Shareholder provide to the Company a legal opinion (in form and substance satisfactory to the Company) rendered by counsel with substantial experience in securities regulation matters to the effect that the proposed Transfer will not violate federal or applicable state securities laws.

3.7       “S” Corporation Restrictions. If the Company has elected to and is, in fact, being taxed as an "S" corporation for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code") then, and only then, shall the following provisions of this section 3.7 of this Article 3. be applicable:

(a)      Notwithstanding any other provision of this Agreement, unless and until the Company effectively revokes or otherwise terminates its status as an “S” corporation, any attempted Transfer of Shares that would cause the Company to lose its status as an “S” corporation under the Code shall be prohibited, and any such Transfer shall be void and have no force or effect. Prior to any Transfer of Shares, the Company may require that the transferring Shareholder provide to the Company a legal opinion (in form and substance satisfactory to the Company) rendered by counsel with substantial experience in federal income taxation, particularly "S” corporations, to the effect that the proposed Transfer will not cause the Company to lose its status as an “S” corporation under the Code. Any proposed transferee that is a trust must be a qualified subchapter “S” trust under Section 1361(c)(2) of the Code.

(b)      If, notwithstanding the restrictions contained in Section 3.73.7, any of the Shares are effectively made the subject of a Transfer to any Person that would cause the Company to lose its status as an "S" corporation or if any change should occur with respect to a Shareholder that would cause the Company to lose its status as an "S" corporation, then the Company shall have an option exercisable at any time thereafter by providing notice thereof to such Person or such Shareholder to purchase all of the Shares owned by such Person or such Shareholder at the purchase price per Share determined pursuant to the provisions of Section 8.1 to be payable in accordance with the Conservative Payment Terms.

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3.8      Contractual Preemptive Rights. If the Company proposes to issue, sell or otherwise transfer any shares of Common Stock (or any security convertible or exchangeable into Common Stock) (the “Offered Securities”), each Shareholder shall have the right to purchase the number of Offered Securities provided below in this Section 3.8, provided, that the provisions of this Section 3.8 shall not apply to any issuances (a) to any employee (including officers and directors) of the Company or any of its subsidiaries pursuant to any stock option or similar benefit plan, employment agreement or any employee stock offering, (b) in connection with a public offering or (c) in a merger, stock exchange, purchase of assets or similar transaction. The Company shall give each Shareholder at least 20 days’ prior written notice of any such proposed issuance setting forth in reasonable detail the proposed terms and conditions thereof and shall offer to each Shareholder the opportunity to purchase such Offered Securities at the same price, on the same terms (including, if more than one type of security is issued, each type of security in the same proportion offered), and at the same time as the Offered Securities are proposed to be issued by the Company. A Shareholder may exercise its preemptive rights by delivery of an irrevocable written notice to the Company not more than 10 days after delivery of the Company’s notice, which notice shall state the number of Offered Securities such Shareholder (each a “Requesting Shareholder” and collectively, the “Requesting Shareholders”) would like to purchase. If the total number of Offered Securities requested to be purchased exceeds the total number of Offered Securities proposed to be issued and sold by the Company, then the Company will issue and sell the Offered Securities to the Requesting Shareholders pro rata based on the number of Shares (determined on a fully-diluted basis) owned by each such Requesting Shareholder prior to the issuance at hand. If the total number of Offered Securities requested to be purchased does not equal the total number of Offered Securities proposed to be issued and sold by the Company, the Company shall give notice to each Requesting Shareholder and the Requesting Shareholders shall have three days to elect to purchase the remaining Offered Securities, provided, that any over subscription shall be subject to the pro rata cut-back provision described in the preceding sentence. [The provisions of this Section 3.8 shall terminate upon consummation of an Initial Public Offering by the Company.]

ARTICLE 4.

PERMITTED TRANSFERS BY GIFT

4.1      Permitted Transfers by Gift. Subject to the provisions of Section 4.2, the provisions of Section 3.3 shall not apply to any Transfer by Gift made by a Shareholder during his life to the trustee of an inter vivos trust for the sole benefit of the said Shareholder and one or more members of such Shareholder's Immediate Family provided that the Company is notified in writing at least 30 days prior to the proposed Transfer. The notice shall specify the exact name of the trust and its federal tax identification number (or indicate that the number has been applied for but not received), and the name, address and relationship to the Shareholder of all trustees and beneficiaries of the trust or trusts and their respective federal tax identification or social security numbers (or indicate that the numbers have been applied for but not received).

Any such transfer must be conditioned upon the Shareholder retaining and reserving for himself the right to do any act with respect to the transferred Shares on behalf of such transferee that is permitted, authorized or required hereby.

4.2      Permitted Transfer Restrictions. Prior to any Transfer of Shares pursuant to Section 4.1, the Permitted Transferee shall become a party to this Agreement in accordance with the provisions of Section 3.2.

4.3      Transfers by Permitted Transferees. The provisions of Section 3.3 shall not apply to any Voluntary Transfer of Shares made by a Permitted Transferee back to the Shareholder who originally made a Transfer by Gift to such Permitted Transferee in accordance with Section 4.1.

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ARTICLE 5.

CALL OPTIONS AND BUY-OUT OFFERS

5.1      Company's Call Option. On and subject to the terms hereof, the Company shall have the right and option ("Call Option"), exercisable at any time by written notice ("Call Notice") to the Callable Shareholders, to redeem a portion of the Shares then owned by the Callable Shareholders. The Call Option shall be subject to and governed by the following provisions:

(a)      As used herein, the term "Call Closing Effective Date" shall mean with respect to any exercise of the Call Option, the last day of the second month following the month in which the Call Notice is provided to the Callable Shareholders.

(b)      The purchase price per share for the Shares being redeemed pursuant to an exercise of the Call Option shall be equal to (i) 100% of the Company's accrual basis book value as of the Call Closing Effective Date (determined in accordance with generally accepted accounting principles) divided by (ii) the total number of Shares issued and outstanding on the Call Closing Effective Date (determined in accordance with the Company's stock records).

(c)      For each exercise of the Call Option, the Company shall be required to specify in the Call Notice affecting such exercise of the Call Option a percentage ("Called Percentage") to be used in calculating the number of Shares to be redeemed pursuant to such exercise of the Call Option. The Called Percentage may not exceed a percentage that would result in the sum of the Called Percentages of all exercises of the Call Option by the Company during the same calendar year to exceed 25%. Each Callable Shareholder will then be required to sell to the Company at the closing of such redemption in accordance with the provisions of this Agreement the Full Number of Shares for such Callable Shareholder in connection with such exercise of the Call Option.

(d)      As used herein, the term "Full Number" shall mean, with respect to any Callable Shareholder in connection with any exercise of the Call Option by the Company, a number of Shares equal to (A) the Called Percentage for such exercise of the Call Option multiplied by (B) the sum of (i) the total number of the then issued and outstanding Shares of such Callable Shareholder plus (ii) the total number of Shares of such Callable Shareholder that have been previously redeemed by the Company pursuant to prior exercises of the Call Option.

(e)      The purchase price to be paid to each Callable Shareholder for the Shares being redeemed pursuant to an exercise of the Call Option shall be paid in accordance with the Aggressive Payment Terms.

(f)      The Call Option may be exercised at any time and from time to time by the Company, but in no event shall the sum of the Called Percentages for all exercises of the Call Option during any calendar year exceed 25%.

5.2      Determination of Callable Shareholders. The following provisions shall determine the Shareholders that are classified as Callable Shareholders as of any particular time:

(a)      As used herein, the term "Callable Shareholder" shall mean, as of any time, a Shareholder who has been classified as a Passive Shareholder for each of the last 12 months.

(b)      As used herein, the term "Passive Shareholder" shall mean, as of any time, a Shareholder who is, at such time, (i) a Part Time Employee, (ii) deceased or (iii) not employed by the Company.

(c)      As used herein, the term "Part Time Employee" shall mean, as of any time, an employee of the Company who (i) failed to actively provide employment services to the Company for 25 hours or more per week on average during any 90 consecutive day period and (ii) received written notification from the Company within 30 days following the end of such 90 consecutive day period that he would be thereafter characterized as a Part Time Employee for purposes hereof. Once an employee has received a notice from the Company designating him as a Part Time Employee pursuant to the provisions in the immediately preceding sentence, that employee will continue to be characterized as Part Time Employee for all purposes hereof, regardless of the number of hours of employment services that may be thereafter provided to the Company by such employee, unless the Company agrees in writing, in its sole discretion, to remove that characterization as to such employee.

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5.3      Drag-Along Right.

(a)      Notwithstanding any other provision of this Article 5 and subject to the provisions of this Section 5.3, if any Shareholder(s) receives a Buy-Out Offer and a Controlling Interest elects to accept such offer as to their Shares, then the Controlling Interest shall have the right to require that all Shareholders sell 100% of their Shares to the Buy-Out Offeror on the same terms and subject to the same conditions of purchase and sale.

(b)      The Shareholder receiving a Buy-Out Offer (the "Notifying Shareholder") shall promptly deliver to the Company and the Remaining Shareholders a written notice (the "Buy-Out Notice") that contains the information that must be contained in an Offer Notice given with respect to a proposed Transfer subject to Section 3.3, and states that the Notifying Shareholder wishes to sell and cause to be sold all Shares held by him pursuant to the terms of the Buy-Out Offer as described in the Buy-Out Notice. Solely as among the parties to this Agreement, the statement made in Buy-Out Notice shall be irrevocable and binding upon the Notifying Shareholder for a period of 30 days after the date the Buy-Out Notice is deemed to be given in accordance with Section 10.2 plus an additional 60 days (or a total of 90 days after the date the Buy-Out Notice is deemed to be given in accordance with Section 10.2) if a Controlling Interest makes the same written commitment within 30 days after the Buy-Out Notice as contemplated by Section 5.3(d). The Notifying Shareholder promptly shall notify the Company and the Remaining Shareholders in writing of any changes in the terms of the Buy-Out Offer as described in the Buy-Out Notice, which subsequent notice shall constitute a new offer for purposes of this Section 5.3.

(c)      Each Remaining Shareholder who desires to participate in the Buy-Out Offer shall, within 30 days after the date of the Buy-Out Notice, deliver written notice to the Company and the Notifying Shareholder stating that he wishes to sell and cause to be sold all Shares held by him pursuant to the terms of the Buy-Out Offer as described in the Buy-Out Notice. Solely as among the parties to this Agreement, such statement shall, for a period of 90 days after the date of the Buy-Out Notice, be irrevocable and binding upon the Remaining Shareholder if a Controlling Interest makes the same written commitment.

(d)      If within 30 days after the date of a Buy-Out Notice, a Controlling Interest has delivered the appropriate written notice indicating that they wish to sell Shares in connection with the Buy-Out Offer, then (i) the Company promptly shall deliver written notice of that fact to all Shareholders, (ii) the Notifying Shareholder shall advise the Buy-Out Offeror that all communications from the Buy-Out Offeror relating to the Buy-Out Offer must be delivered to all Shareholders and (iii) for a period of 90 days after the date of the Buy-Out Notice, each Shareholder shall be obligated to sell Shares to the Buy-Out Offeror pursuant to terms and conditions that are identical for all Shareholders and to those described in the Buy-Out Notice as to the purchase price per Share and terms of payment. Each selling Shareholder shall pay his own costs and expenses incurred in connection with the sale of his Shares; provided however, that if any Shareholder did not elect to participate in the sale contemplated by the Buy-Out Offer but was required to do so by the Controlling Interest, then each Shareholder who elected to require all Shareholders to participate in the Buy-Out Offer shall be liable for and pay a pro rata portion of the out-of-pocket costs and expenses incurred by each non-consenting Shareholder in connection with his sale of Shares (including attorneys' fees and expenses).

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5.4      Tag-Along Right.

(a)      Notwithstanding any other provision of this Article 5 and subject to the provisions of this Section 5.4, in the event a Controlling Interest shall desire to sell or otherwise dispose of Shares constituting more than 50% of all of the Shares of Common Stock pursuant to a Third Party Offer, then the Remaining Shareholders shall have a co-sale right as set forth in this Section 5.4 (the “Co-Sale Offer”).

(b)      Upon the occurrence of a Co-Sale Offer, the Controlling Interest shall promptly deliver to the Company and the Remaining Shareholders a written notice (the “Sale Notice”) that contains the information that must be contained in an Offer Notice given with respect to a proposed Transfer subject to Section 3.3. Solely as among the parties to this Agreement, the statements made in the Sale Notice shall be irrevocable and binding upon the Controlling Interest for a period of 60 days after the date the Sale Notice is deemed to be given in accordance with Section 10.2. The Controlling Interest promptly shall notify the Company and the Remaining Shareholders in writing of any changes in the terms set forth in the Sale Notice, which subsequent notice shall constitute a new offer for purposes of this Section 5.4.

(c)      The Remaining Shareholders shall have 30 days from the date of receipt of the Sale Notice to make a demand for the Controlling Interest to cause the Third Party Offeror to purchase such Remaining Shareholder’s Shares by delivering to the Controlling Interest a notice (the “Co-Sale Notice”) duly executed by such Remaining Shareholder and specifying (i) the fact that such Remaining Shareholder is making a demand for the Controlling Interest to cause the Third Party Offeror to purchase such Remaining Shareholder’s Shares (any such Remaining Shareholder making such demand is herein referred to as a “Participating Shareholder”) and (ii) the number of Shares such Participating Shareholder is requiring the Controlling Interest to cause the Third Party Offeror to purchase, up to the maximum number determined in Section 5.4(d). Solely as among the parties to this Agreement, such Co-Sale Notice shall, for a period of 90 days after the date of the Sale Notice, be irrevocable and binding upon the Participating Shareholder.

(d)      On the closing date as set forth in the Sale Notice, each Participating Shareholder shall deliver to the Third Party Offeror certificates representing his Shares duly endorsed for transfer to the Third Party Offeror or its designee, free and clear of all liens, claims or encumbrances whatsoever, and the Controlling Interest will cause the Third Party Offeror to pay to such Participating Shareholder the purchase price for the Shares transferred as set forth in the Sale Notice. The maximum number of Shares that a Participating Shareholder may require the Controlling Interest to cause the Third Party Offeror to purchase pursuant to a Co-Sale Notice shall equal the number of Shares owned by the Participating Shareholder multiplied by a fraction, the numerator of which is the number of Shares set forth in the Third Party Offer and the denominator of which is the total number of Shares owned by the Controlling Interest; provided, however, if a Participating Shareholder elects to sell less than the maximum number of Shares permitted pursuant to this Section 5.4(d), the Shares not so sold may be sold by the other Participating Shareholders who have elected to sell the maximum number of Shares permitted by this Section 5.4(d) (“Electing Participating Shareholders”) based on the proportion that the number of Shares desired to be sold by an Electing Participating Shareholder (up to the maximum number otherwise permitted by this Section 5.4(d)) bears to the aggregate number of Shares desired to be sold by all the Electing Participating Shareholders (up to the maximum number of shares permitted by this Section 5.4(d)).

5.5      Push/Pull Provision.

(a)      Notwithstanding any other provision of this Article 5 and subject to the provisions of this Section 5.5, if at any time after the fourth anniversary of the date of this Agreement, any Shareholder (the “Offeror”) wishes to sell all of the Offeror’s Shares or purchase all of the Shares of any other Shareholder (the “Offeree”), then the Offeror shall deliver to the Offeree a written offer (a “Push/Pull Offer”) to purchase the Shares of the Offeree at a specified cash price (the “Mandatory Purchase Price”) or to sell Offeror’s Shares to the Offeree at the Mandatory Purchase Price. The Mandatory Purchase Price shall be expressed as a dollar amount to be paid in cash per share of Common Stock. Any Shareholder who makes a Push/Pull Offer must offer to sell all of Offeror’s Shares or purchase all of the Shares of the Offeree. The Offeror shall simultaneously, with the delivery of the Push/Pull Offer to the Offeree, deliver to all other Shareholders a copy of the Push/Pull Offer.

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(b)      The Offeree shall elect to either (i) sell its Shares to the Offeror for the Mandatory Purchase Price or (ii) purchase the Shares of the Offeror for the Mandatory Purchase Price. The election of the Offeree shall be binding upon the Offeror.

(c)      The Offeree shall have 30 days from and after the receipt of the Push/Pull Offer to notify the Offeror in writing of its election. The failure of the Offeree to give such notice shall be deemed an election to sell its Shares to the Offeror. The closing of any purchase or sale under this Section 5.5 shall occur 60 days after the receipt by the Offeree of the Push/Pull Offer, at which time the Mandatory Purchase Price shall be paid, the Shares being sold shall be delivered to the purchasing Shareholder free and clear of all liens and encumbrances, and any other instruments or documents deemed reasonably necessary by the Shareholder purchasing any of the Shares relating to the transfer or assignment of the Shares being sold shall be delivered. Any Shares sold pursuant to this Section 5.5 shall remain subject to the terms and conditions of this Agreement. Only one Push/Pull Offer shall be outstanding at any time.

ARTICLE 6.

INVOLUNTARY TRANSFER RESTRICTIONS

6.1      Involuntary Transfers.

(a)      Whenever a Shareholder has any notice or knowledge of any attempted, impending or consummated Involuntary Transfer (other than an Involuntary Transfer subject to Article 7 of this Agreement) of any of his Shares, whether by operation of law or otherwise, he shall give immediate written notice to the Company specifying the number of Shares that are subject to such Involuntary Transfer and all pertinent information in his possession relating to such Involuntary Transfer. If any Shares are ever subjected to any such Involuntary Transfer, then the Company shall at all times thereafter have the immediate and continuing option by notice to the owner of such Shares to purchase all of such Shares for a purchase price per Share determined pursuant to Section 8.1 to be payable in accordance with the Conservative Payment Terms.

(b)      If the Company does not exercise such option during the six-month period, or does not choose to purchase all of the Shares subject to the Involuntary Transfer, any Shareholder whose Shares are not subject to such Involuntary Transfer shall have an identical option for 30 days following the six-month period. If more than one Shareholder exercises the option, each such Shareholder shall be entitled to purchase that portion of the Shares as is equal to a percentage determined by dividing (a) the number of Shares owned by such Shareholder, by (b) the number of Shares owned by all Shareholders who exercise the option. To the extent that such Shares subject to the Involuntary Transfer are not purchased by the Shareholders, the Company’s option contained in Section 6.1(a)shall continue with respect to such Shares.

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(c)      Notwithstanding anything to the contrary contained in this Agreement, the Company shall have no obligation to recognize on its books or for any other purposes any Involuntary Transfer of any Shares unless and until (i) the transferee of such Shares pursuant to such Involuntary Transfer has offered all of such Shares for sale to the Company and the Remaining Shareholders, as applicable, at the price per Share determined pursuant to Section 8.1 to be payable in accordance with the Conservative Payment Terms and (ii) the transferee of such Shares pursuant to such Involuntary Transfer becomes a party to this Agreement in accordance with the provisions of Section 3.2.

6.2      Transfers in Bankruptcy.

(a)      If a Shareholder or Spouse is the named debtor in bankruptcy or receivership proceedings, then the Company shall at all times thereafter have the immediate and continuing option by notice to the bankruptcy or receivership trustee or other applicable party to purchase all of the Shares that are the subject of such bankruptcy or receivership proceedings for a purchase price per Share determined pursuant to Section 8.1 to be payable in accordance with the Conservative Payment Terms.

(b)      If the Company’s purchase option described in Section 6.2(a) should not be exercised by the Company for any reason or is not enforceable by the Company for any reason and all or any portion of the Shares subject to such bankruptcy or receivership proceedings are proposed to be made the subject of any kind of Transfer, then such Transfer shall be deemed to be a Voluntary Transfer by a Shareholder and such Transfer shall therefore be subject to the provisions of Section 3.3.

ARTICLE 7.

BUY-SELL AGREEMENT

7.1      Death of Spouse.

(a)      Each Spouse hereby agrees to bequeath by will his entire Spousal Interest to the Shareholder. This promise is made with Spouse’s full knowledge, is made for good and valuable consideration and constitutes a covenant binding upon Spouse’s estate, Personal Representative, heirs and beneficiaries.

(b)      In the event that a Spouse dies and does not leave a valid will admitted to probate bequeathing the entire Spousal Interest to Shareholder, or if any will contest is filed by any Person challenging the validity of the bequest of the Spousal Interest to Shareholder, then Shareholder and Spouse’s Personal Representative shall each notify the Board of such event. For a period of 90 days following the earliest to occur of (i) the qualification of Spouse’s Personal Representative, (ii) the entry of an order of the probate court concluding that Spouse’s will does not bequeath the entire Spousal Interest to Shareholder or (iii) the filing of a will contest suit, then the Shareholder shall have the exclusive right and option to purchase the Shares at the purchase price per Share determined pursuant to Section 8.1 to be payable in accordance with the Conservative Payment Terms.

(c)      If, and to the extent, that the Shareholder does not or cannot purchase the entire Spousal Interest in the Shares pursuant to the foregoing provision within 90 days, then for a period beginning on the first day after expiration of such 90 day period and ending one year after the entry of a final order by the probate court disposing of the Spousal Interest in the Shares, the Company shall have an exclusive option to purchase all or any portion of the Shares not purchased or awarded to Shareholder at the purchase price per Share determined pursuant to Section 8.1 to be payable in accordance with the Conservative Payment Terms. To the extent that the Company elects not to purchase all of the Spousal Interest in the Shares, the Remaining Shareholders shall have the right to purchase all or any portion of the remaining Shares not purchased by the Company on a Pro Rata basis or as such Remaining Shareholders may otherwise agree among themselves.

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(d)      If, and to the extent that, the Company and the Remaining Shareholders do not purchase all of such Shares, then each Successor of such Spouse shall be entitled to require the Company to transfer the appropriate portion of the Spouse’s Shares to such Successor upon (i) the provision to the Company of such documentation as may be requested by the Company to evidence the rightful ownership interest of such Successor in and to the Spouse's Shares and (ii) such Successor becoming a party to this Agreement in accordance with the provisions of Section 3.2.

7.2      Death of Shareholder.

(a)      Upon the death of a Shareholder, then the Company and the Remaining Shareholders shall have the exclusive right and option to purchase all or any portion of the Shares owned by such Shareholder, and the Shareholder (or the Personal Representative) shall have the right and option to require the Company to purchase all or any portion of such Shares in each case at the purchase price per Share determined pursuant to Section 8.1 to be payable in accordance with the Aggressive Payment Terms. Upon the exercise of such option, the Shareholder’s Personal Representative shall be obligated and bound to sell such Shares to the Company and the Remaining Shareholders upon such terms, and the Company shall be obligated, to the extent it may lawfully do so, to purchase all such Shares. Notice of the exercise of the option granted pursuant to this Section 7.2 shall be given to or by the Shareholder (or the Personal Representative) within 30 days after the Company receives notice of the qualification of Shareholder's Personal Representative.

(b)      As between the Company and the Remaining Shareholders, the Company shall have the first and prior right to purchase all or any portion of such Shares, and the Remaining Shareholders shall have the right to purchase all or any portion of the remaining Shares not purchased by the Company on a Pro Rata basis or as the Remaining Shareholders may otherwise agree among themselves.

(c)      If, and to the extent that, the Company and the Remaining Shareholders do not purchase all of such Shares, then each Successor of such Shareholder shall be entitled to require the Company to transfer the appropriate portion of the Shareholder’s Shares to such Successor upon (i) the provision to the Company of such documentation as may be requested by the Company to evidence the rightful ownership interest of such Successor in and to the Shareholder's Shares and (ii) such Successor becoming a party to this Agreement in accordance with the provisions of Section 3.2.

7.3      Divorce of Shareholder and Spouse. If any Shares are owned by a Shareholder and his Spouse jointly, and that Shareholder or his Spouse shall file a petition for divorce or institute any other legal proceedings for the termination of their marriage, then the following procedures shall apply:

(a)      Shareholder’s interest in the Shares and Spouse’s Spousal Interest in the Shares shall be reflected on their respective inventories of marital and separate assets at a value not in excess of the purchase price determined pursuant to Section 8.1;

(b)      Shareholder shall negotiate and seek, and Spouse agrees to accept, an order for the division of marital and separate property such that Shareholder receives the entire Spousal interest in the Shares in exchange for awarding to Spouse other marital and separate assets in which Shareholder has an interest that have a value approximately equal to the Spousal Interest (as valued above).

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(c)      If the marriage of Shareholder and his Spouse is terminated by divorce or annulment, and Shareholder does not obtain all of his Spouse’s interest in the Shares incident to the divorce or annulment, then Shareholder and his Spouse shall simultaneously give written notice to the Company within 30 days after the effective date of the final, non-appealable divorce decree or of the annulment. The written notice shall specify the effective date of termination of the marriage and the number of Shares to which any interest retained by the Shareholder’s former Spouse relates. For a period of 60 days after the effective date of termination of the marriage, the Shareholder shall have an exclusive option to purchase all or any portion of his former Spouse's retained interest in the Shares at the purchase price per Share determined pursuant to Section 8.1 to be payable in accordance with the Conservative Payment Terms. The Shareholder's 60 day option shall be exercised by delivering to his former Spouse and the Company a written notice specifying the number of Shares as to which the option is being exercised.

(d)      If the Shareholder does not purchase all of his former Spouse's Shares, then for a period of 60 days after the lapse of the Shareholder's 60 day option period, the Company shall have an exclusive option exercisable by written notice to the Spouse to purchase all or any portion of the former Spouse's remaining Shares at the purchase price per Share determined pursuant to Section 8.1 to be payable in accordance with the Conservative Payment Terms. To the extent that the Company elects not to purchase all of the former Spouse’s remaining Shares, the Remaining Shareholders shall have the right to purchase all or any portion of the remaining Shares not purchased by the Company on a Pro Rata basis or as such Remaining Shareholders may otherwise agree among themselves.

(e)      If any option is exercised pursuant to this Section 7.3, then the former Spouse shall be obligated to sell the Shares retained incident to divorce or annulment with respect to which such option or options are exercised. If a Shareholder should exercise his option to purchase any number of Shares owned by his former Spouse pursuant to the provisions of this Section 7.3, then the provisions of Sections 8.2, 8.3, 10.1 and 10.2 shall apply with respect to the purchase of such Shares by such Shareholder to the same extent and in the same manner as if such Shareholder were the Company redeeming such Shares from such former Spouse.

(f)      Shareholder and Spouse each agree that the Company may intervene in their divorce or annulment proceeding without their objection for the purpose of enforcing the Company’s and the other Shareholders’ rights under this Section 7.3.

7.4      Disability of Shareholder.

(a)      In the event a Shareholder becomes disabled as determined under Section 7.4(c) as an employee or consultant of the Company, then the Company and the Remaining Shareholders shall have the exclusive right and option to purchase all or any portion of the Shares owned by such Shareholder, and the Shareholder (or the Personal Representative) shall have the right and option to require the Company to purchase all or any portion of such Shares in each case at the purchase price per Share determined pursuant to Section 8.1 to be payable in accordance with the Aggressive Payment Terms. Upon the exercise of such option, the Shareholder (or the Personal Representative) shall be obligated and bound to sell his Shares to the Company and the Remaining Shareholders upon such terms, and the Company shall be obligated, to the extent it may lawfully do so, to purchase all such Shares. Notice of the exercise of the option granted pursuant to this Section 7.4 shall be given to or by the Shareholder (or the Personal Representative) within 180 days of the date on which the Shareholder is determined disabled by the Board.

Shareholder Agreement	Page 14 of 24

(b)      As between the Company and the Remaining Shareholders, the Company shall have the first and prior right to purchase all or any portion of such Shares, and the Remaining Shareholders shall have the right to purchase all or any portion of the remaining Shares not purchased by the Company on a Pro Rata basis or as the Remaining Shareholders may otherwise agree among themselves.

(c)      For purposes of this Section 7.4, a Shareholder will be deemed "disabled" if the Shareholder is unable to perform substantially all of his duties as an employee or consultant of the Company due to injury, illness or disability (physical or mental) and such disability either (i) remains in effect for any 90 consecutive days or (ii) remains in effect for any combination of 180 days (whether consecutive or not) out of any 360 day period. The determination of disability shall be made in good faith by a majority of the Board. The Board’s determination shall be binding on Shareholder, and may only be set aside by a court or arbitrator based upon a showing of bad faith of the Board by clear and convincing evidence.

7.5      Termination of Employment or Competition.

(a)      In the event (i) an Employee Shareholder voluntarily terminates his employment or consulting agreement with the Company, or in the event the Board terminates Employee Shareholder's employment or consulting agreement (whether with or without cause) or (ii) a Shareholder becomes interested (directly or indirectly), as an employee, officer, director, shareholder, partner, consultant or advisor, with a competitor of the Company (as determined by the Board), then the Company and the Remaining Shareholders shall have the exclusive right and option to purchase all or any portion of the Shares owned by such Shareholder at the purchase price per Share determined pursuant to Section 8.1 to be payable in accordance with the Conservative Payment Terms. Notice of the exercise of the option granted pursuant to this Section 7.4(c) shall be given to (i) the Employee Shareholder within 90 days of the date on which the Employee Shareholder terminates his employment or consulting with the Company or Employee Shareholder’s employment or consulting is terminated by the Company or (ii) the Shareholder within 90 days of the date on which the Company receives notice of the Shareholder’s interest in a competitor.

(b)      As between the Company and the Remaining Shareholders, the Company shall have the first and prior right to purchase all or any portion of such Shares, and the Remaining Shareholders shall have the right to purchase all or any portion of the remaining Shares not purchased by the Company on a Pro Rata basis, or as the Remaining Shareholders may otherwise agree among themselves.

7.6      Life and Disability Insurance. At all times during the term of this Agreement, the Company shall maintain life and disability insurance policies on the lives of each Founder Shareholder, in amounts the Company reasonably believes would be sufficient to purchase (but in no event shall said amounts be less than one million dollars) all of such Founder Shareholder’s Shares based on the purchase price per share pursuant to Section 8.1. Any insurance proceeds in excess of, or not needed to pay, the amount required shall belong to the Company. If and when a Founder Shareholder for whom an insurance policy has been issued ceases to own his Shares, the Company may surrender to the insurance company for its cash surrender value, if any, each policy relating to that Founder Shareholder, or may hold, dispose of or discontinue such policies in any lawful manner it deems advisable; provided, however, that such Founder Shareholder shall have the option for 90 days after he ceases to own his Shares to purchase policies owned by the Company relating to him, at their cash surrender value, if any, plus any unearned premium thereon.

Shareholder Agreement	Page 15 of 24

ARTICLE 8.

PURCHASE PRICE AND TERMS

8.1      Purchase Price. The parties to this Agreement recognize and understand that the Common Stock is closely held, that no public market exists for the Common Stock and that, consequently, a fair market value for the Shares is not readily determinable. Therefore, as used throughout this Agreement, the phrase "the purchase price per Share determined pursuant to Section 8.1" shall be determined as follows:

(i)      in accordance with Exhibit 8.1, Pages 1-3 attached hereto the average of the Hybrid Business Value at the last day of the month immediately preceding the closing of the purchase of the Shares being purchased and the Excess Earnings Value on that same day using the Company’s balance sheet and income statement on such day shall be determined and then divided by (ii) the total number of Shares then issued and outstanding (determined in accordance with the Company's stock records).

Notwithstanding anything in the immediately preceding paragraph to the contrary, should any of the Purchasers or selling Shareholder believe the said “purchase price per Share” produced pursuant to the formula prescribed above to be unreasonable and desire an appraisal of the Company’s value for determining the said purchase price per Share then that party (referred to herein sometimes as the “dissatisfied party”) shall, within 15 days of first receiving notice of said purchase price per Share produced pursuant to the said formula appoint, in a writing delivered to the other parties, (referred to herein sometimes as the “satisfied parties”), an appraiser who, subject to the provisions of the immediately following paragraph, shall determine the Company’s value to be used to determine the resultant “purchase price per Share.” If the Company’s value as determined by the appraiser appointed by the dissatisfied party is less than 80 percent or more than 120 percent of the Company’s value as determined by the formula then said appraisal value shall be used in determining the purchase price per Share and the cost of the appraisal shall be borne by the Company. If the Company’s value as determined by the appraisal is 80 percent or more or 120 percent or less of the Company’s value as determined by the formula then the appraisal value shall be used in determining the purchase price per Share but the cost of the appraisal shall be borne by the dissatisfied party.

Before any appraisal is made pursuant to the paragraph immediately above, if the satisfied parties have an objection to dissatisfied party’s choice of appraiser and the satisfied parties, within five days of first receiving notice of said choice, appoint, in a writing delivered to dissatisfied party, a second appraiser, then said second appraiser along with the first appointed appraiser shall have five days after said second appraiser’s appointment to agree on the appointment of a third appraiser who if appointed shall determine the Company’s value and said value shall be used in determining the purchase price per Share and all costs related to appraisal shall be borne by the Company. If two appraisers have been appointed as provided above and they are unable to agree on the appointment of a third appraiser as provided above then the two appointed appraisers shall each perform an appraisal of the Company’s value and the average of the two shall be utilized as the Company’s value in determining the purchase price per Share and each appointing party shall bear the costs of the appraisal resulting from said party’s respective appointment.

“Appraiser” as used hereinabove shall mean an independent person or firm qualified by training and experience to perform appraisals of businesses of the nature of Company’s.

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8.2      Payment of Purchase Price. Payment of the purchase price for Shares purchased by the Company and the Shareholders (as the case may be) (the “Purchasers”) pursuant to this Agreement shall be made as follows (provided that the Purchasers may always elect to pay the purchase price in full in cash or cash equivalents instead of on the following terms):

(a)      If the payment of the purchase price is specified herein to be paid in accordance with the "Aggressive Payment Terms," then payment of the purchase price shall be made as follows:

(i)	On the closing date of the purchase, the Purchasers shall deliver to the selling Shareholder a cash down payment equal to 80% of the total purchase price.

(ii)	The balance of the total purchase price shall be paid in accordance with the terms of a two year recourse promissory note in substantially the same form as is attached hereto as Exhibit 8.2 with the following payment terms:

(iii)	(1) Interest only shall be payable on each of the first four quarterly installments following the closing date.

(2)      The next four quarterly installments shall be comprised of a principal payment equal to one-fourth of the original principal balance of such promissory note and all accrued and unpaid interest thereon.

(b)      If the payment of the purchase price is specified herein to be paid in accordance with the "Conservative Payment Terms," then payment of the purchase price shall be made as follows:

(i)	On the closing date of the purchase, the Purchasers shall deliver to the selling Shareholder a cash down payment equal to 20% of the total purchase price.

(ii)	The balance of the total purchase price shall be paid in accordance with the terms of a four year recourse promissory note in substantially the same form as is attached hereto as Exhibit 8.2 with the following payment terms:

(1)      Interest only shall be payable on each of the first eight quarterly installments following the closing date.

(2)      The next eight quarterly installments shall be comprised of a principal payment equal to one-eighth of the original principal balance of such promissory note and all accrued and unpaid interest thereon.

8.3      Deliveries at Closing. At the closing of the purchase of any Shares to be made by the Purchasers pursuant to any of the provisions of this Agreement, the selling Shareholder and the Purchasers shall be obligated to execute and deliver the following instruments, certificates and agreements at such closing:

(a)      The Purchasers shall deliver to the selling Shareholder the amount of cash and the promissory note required to be delivered pursuant to the Aggressive Payment Terms or the Conservative Payment Terms, whichever is applicable, and an originally executed Stock Pledge and Purchase Money Security Agreement in the form of Exhibit 8.3 attached hereto together with certificates evidencing all of the Shares being redeemed with blank stock powers to be held as collateral security by the selling Shareholder for repayment of the promissory note delivered by the Purchasers to the selling Shareholder.

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(b)      The selling Shareholder shall execute and deliver to the Purchasers at such closing the following:

(i)	The certificates representing the Shares being purchased by the Purchasers endorsed for transfer to the Purchasers, free of all liens, claims and encumbrances.

(ii)	Such other instruments of assignment, certificates of authority, tax releases, consents to transfer and instruments in evidence of title in compliance with this Agreement as may be reasonably required by the Purchasers.

ARTICLE 9.

VOTING AGREEMENT

[THIS ARTICLE 9. IS DELETED IN ITS ENTIRETY.]

ARTICLE 10.

CLOSING DATE AND NOTICES

10.1     Closing Date. Whenever the Purchasers agree to, or become obligated to, purchase Shares under the terms of this Agreement, the closing date of the transaction shall be a business day and hour specified by the Company (or if the Company is not one of the Purchasers, then by the Purchasers) at a designated location. Unless the parties agree to the contrary, the closing date shall not be more than 90 days after the event or notice that fixed the obligation of the Purchasers to purchase such Shares. Notice of the details of closing shall be furnished by the Company (or if the Company is not one of the Purchasers, then by the Purchasers) no later than ten days prior to the closing date.

10.2     Notices; Offers; Acceptances. Any notice, offer, acceptance, instruction, authorization, request or demand required or permitted hereunder shall be in writing, and shall be delivered either by personal delivery, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the parties hereto at the address indicated beneath their respective signatures on the execution pages of this Agreement or the adoption agreement contemplated by Section 3.2, as applicable, or at such other address and number as a party shall have previously designated by written notice given to the other parties in the manner hereinabove set forth. Notices shall be deemed given when received, and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

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ARTICLE 11.

ENFORCEMENT

11.1     Creation of Sufficient Surplus. In the event that the surplus of the Company shall prove to be legally insufficient (under then existing law) to enable the Company to purchase any Shares the Board has determined to purchase under the terms of this Agreement, the Board, to the extent legally possible, shall take such actions, adopt such resolutions and cause such certificates and other documents to be filed as may be necessary to create sufficient surplus to permit the purchase, and the Shareholders agree to perform such acts, execute such instruments and vote their Shares in such a manner as may be reasonably necessary to authorize or ratify any action taken to create sufficient surplus.

11.2     Endorsements on Stock Certificates. Each certificate representing Shares now owned or hereafter owned by the Shareholders or any transferee shall bear conspicuous restrictive legends worded substantially as follows, in addition to any other legends required by law:

THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS AGAINST TRANSFER AND WITH RESPECT TO VOTING PURSUANT TO THE TERMS OF A SHAREHOLDER AGREEMENT AMONG THIS CORPORATION AND ITS SHAREHOLDERS THAT PROVIDES FOR, AMONG OTHER THINGS, AN OPTION IN FAVOR OF THE COMPANY TO PURCHASE THESE SECURITIES IN CERTAIN INSTANCES. THE CORPORATION WILL FURNISH WITHOUT CHARGE A COPY OF SUCH AGREEMENT TO THE RECORD HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND THEY CANNOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH STATE LAWS OR UPON DELIVERY TO THIS CORPORATION OF AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

and the following restrictive legend if the Company has elected to and is, in fact, being taxed as an “S” corporation for federal income tax purposes under the Internal Federal Code of 1986, as amended (the “Code”):

THIS CORPORATION HAS ELECTED TO BE TAXED AS AN "S" CORPORATION FOR FEDERAL INCOME TAX PURPOSES UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"): ANY SALE, TRANSFER OR OTHER FORM OF DISPOSITION OF SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE THAT WOULD CAUSE THIS CORPORATION TO LOSE ITS STATUS AS AN "S" CORPORATION UNDER THE CODE SHALL BE VOID AND HAVE NO FORCE OR EFFECT.

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11.3     Breach and Equitable Relief. Any purported Transfer in breach of any provision of this Agreement shall be void and ineffectual; shall not operate to Transfer any interest or title in the purported transferee; and shall constitute an offer by the breaching Shareholder to sell his Shares to the Company at the purchase price per Share determined pursuant to Section 8.1 to be payable in accordance with the Conservative Payment Terms. In connection with any attempted Transfer in breach of this Agreement, ) the Company may hold and refuse to Transfer any Shares or any stock certificate tendered to it for Transfer, in addition to and without prejudice to any and all other rights or remedies that may be available to the Company. Each party to this Agreement acknowledges, understands and agrees that each other party hereto will suffer immediate and irreparable harm if a party hereto breaches or attempts or threatens to breach any term(s) or condition(s) of this Agreement and that monetary damages will be inadequate to compensate the non-breaching parties for any such actual, attempted or threatened breach. Accordingly, each party hereto agrees that each of the other parties hereto shall, in addition to any other remedies available to them at law or in equity, be entitled to specific performance or temporary, preliminary, and permanent injunctive relief to enforce the terms and conditions of this Agreement without the necessity of proving inadequacy of legal remedies or irreparable harm, or posting bond, any such requirements to such equitable and injunctive relief being hereby specifically waived.

11.4     Governing Law and Severability. All questions concerning the construction, validity and interpretation of this Agreement, including the relative rights of the Company and the Shareholders, shall be governed by and construed in accordance with the laws of the State of Texas. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed this Agreement had the terms, provisions, covenants and restrictions that may be hereafter declared invalid, void or unenforceable not initially been included herein.

ARTICLE 12.

EFFECT

12.1     Binding Effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, including the Company, its successors and assigns, as well as the Shareholders and Spouses, their respective heirs, legatees, devisees, legal representatives, successors and permitted assigns.

12.2     Spouses. The Spouses are fully aware of, understand, and fully consent and agree to the provisions of this Agreement and its binding effect on any interest that Spouse may have by reason of marriage to a Shareholder in any Shares subject to the terms of this Agreement held in the Shareholder's name on the stock records of the Company at or subsequent to the date of execution of this Agreement. Any obligation of a Shareholder or his legal representative to sell or offer to sell his Shares under the terms of this Agreement includes an obligation on the part of that Spouse to sell or offer to sell any interest that Spouse may have in the Shares in the same manner.

12.3     Representations and Warranties. Since all the parties to this Agreement are equally familiar with the business operations and financial condition of the Company, no party is making any representations or warranties concerning the business operations or financial condition of the Company. All parties hereto represent, warrant and covenant that they have full power and authority to enter into and perform this Agreement in accordance with its terms, and that they will perform all agreements made by them hereunder in accordance herewith.

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ARTICLE 13.

AMENDMENT, WAIVER AND TERMINATION

13.1     Amendment. This Agreement may be amended at any time by a written instrument executed by the Company (which will require Board approval by a majority of its members), and Shareholders holding at least 75 percent of the Shares, provided that no amendment shall adversely affect any rights of any party under this Agreement that have vested prior to amendment. The Company promptly shall send a conformed copy of each executed amendment to this Agreement to all parties hereto.

13.2     Waiver. Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, condition or breach or a waiver of any other term, condition or the breach of any other term or condition.

13.3     Termination. This Agreement shall terminate upon the occurrence of any of the following events:

(a)      Upon the written agreement of the Company (which will require Board approval by a majority of its members), and Shareholders holding at least 75 percent of the Shares, provided that no termination shall affect adversely any rights that have vested prior to termination; or

(b)      Upon naming of the Company as debtor in bankruptcy proceedings for a period of 60 days without dismissal, the execution by the Company of an assignment for the benefit of its creditors, the appointment of a receiver for the Company, or the voluntary or involuntary liquidation or dissolution of the Company; or

(c)      Upon the consummation of an Initial Public Offering by the Company.

The Company promptly shall deliver written notice of any termination of this Agreement to all parties hereto.

ARTICLE 14.

MISCELLANEOUS

14.1     Confidentiality. Each Shareholder acknowledges and agrees that:

(a)      its ownership interest in the Company affords it access to Confidential Information regarding the Company and its business;

(b)      the dissemination or use of Confidential Information in any manner inconsistent with protecting and furthering the Company, its business, and its prospects would cause the Company great loss and irreparable harm; and

(c)      one of the duties of ownership in the Company is to prevent the dissemination or use of Confidential Information in any manner inconsistent with protecting and furthering the Company, its business and its prospects.

Therefore, each Shareholder agrees that it shall not for himself or on behalf of any other Person (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity) directly or indirectly use or disclose to any Person any Confidential Information; provided, however, that (after reasonable measures have been taken to maintain confidentiality and after giving reasonable notice to the Company specifying the information involved and the manner and extent of the proposed disclosure thereof) any disclosure of such information may be made to the extent required by applicable laws or judicial or regulatory process. "Confidential Information" means information considered confidential by the Company and includes the following information relating to the Company: customer lists; trade secrets; proprietary information; "know-how;" marketing and advertising plans and techniques; the existence or terms of contracts or potential contracts with, or other information identifying or relating to past, existing or potential customers or vendors; and cost data, pricing policies, and financial and accounting information. "Confidential Information" also shall include any information described in the preceding sentence that the Company obtains from another Person and that the Company treats or has agreed to treat as confidential. "Confidential Information" shall not include information that was or becomes generally available to the public unless resulting from the breach of this Section 14.1.

Shareholder Agreement	Page 21 of 24

14.2     Construction and Certain References. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. Unless expressly stated otherwise, references to "include" or "including" means "including, without limitation." The terms "hereto," "herein" or "hereunder" shall refer to this Agreement as a whole and not to any particular Article or Section hereof. All titles and headings to Articles and Sections in this Agreement are included for convenience and ease of reference and shall not affect in any way the meaning or interpretation of Articles or Sections of this Agreement. Unless otherwise specified, all references to specific Articles, Sections or Exhibits are deemed references to the corresponding Articles, Sections and Exhibits in, to and of this Agreement.

14.3     Time of Essence. Time is of the essence in the performance of obligations hereunder.

14.4     Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, including any claim or controversy as to the arbitrability of any claim or controversy and any claim for rescission, shall be settled by arbitration in Smith County, Texas, in accordance with the arbitration rules then in effect of the National Association of Securities Dealers or, at the option of the Company, of any securities exchange or self regulatory organization of which the Company is a member; provided, however, that the Company or any Shareholder may pursue the remedy of specific performance of any term contained in this Agreement, or a preliminary or permanent injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement, or any combination thereof, in any court having jurisdiction thereof without resort to arbitration. The award of the arbitrators, or of the majority of them, shall be final, and judgment upon the award may be entered by any court of competent jurisdiction.

14.5     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered an original but all of which together shall constitute one and the same instrument, and in making proof of this Agreement it shall not be necessary to produce or account for more than one counterpart.

14.6     Attorney’s Representations. The parties all acknowledge that Company’s counsel, Boyd & Waggoner, P.C. and R. Craig Boyd (collectively “Boyd”), prepared this Agreement on behalf of and in the course of its and his representation of Company and that: (1) THE PARTIES HAVE BEEN ADVISED THAT AN INHERENT CONFLICT EXISTS AMONG THEIR INTERESTS; (2) THE PARTIES HAVE BEEN ADVISED TO SEEK THE ADVICE OF INDEPENDENT COUNSEL; AND (3) THE PARTIES HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT COUNSEL.

Shareholder Agreement	Page 22 of 24

In Witness Whereof, on the effective date hereof, (i) the Company has executed this Agreement in the space provided below and (ii) the Shareholders have executed this Agreement on separate joinder pages attached hereto.

Company:

VME PROCESS, INC.

By:	/s/ Michael D. Thomas
Name:	Michael D. Thomas
Title:	PRESIDENT

Address:	P.O. Box 1697 Whitehouse, TX 75791 Facsimile No. (903) 534-9170 Attention: President

Shareholder Agreement	Page 23 of 24

EXHIBIT "A"

List of Shareholders

Name	Number of Shares	Percentage Ownership

MICHAEL D. THOMAS	700	70

KUOH H. LEE	300	30

Exhibit “A” - Shareholder Agreement